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                                                                     EXHIBIT 8.1


                               January 21, 1999



Storage Trust Realty
2407 Rangeline Street
Columbia, MO 65202

     Re: Material Federal income tax consequences of the Merger of Storage Trust Realty with a subsidiary of Public Storage, Inc.

Dear Ladies and Gentlemen:


     In connection with the proposed merger (the "Merger") of Storage Trust Realty, a Maryland real estate investment trust ("STR"), with Newco Merger Subsidiary, Inc., a wholly owned subsidiary (the "Subsidiary") of Public Storage, Inc., a California corporation ("PSI"), or an alternative proposal in which STR would merge into a newly formed, wholly owned subsidiary of STR which would immediately merge into PSI, each pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of November 12, 1998, as amended, by and among STR, the Subsidiary and PSI you have asked for our opinion that the tax disclosure under the section "Material Federal Income Tax Consequences--The Merger" in the proxy statement/prospectus (the "Proxy Statement and Prospectus") included as part of the registration statement (the "Registration Statement") on Form S-4 (file no. 333-68543) as amended through the date of this opinion is accurate in all material respects as to matters of law and legal conclusions.

     In providing these opinions, we have relied on (i) the description of the transaction as set forth in the Merger Agreement and the exhibits thereto, (ii) the description of the transaction as set forth in the Proxy Statement and Prospectus included as part of the Registration Statement and the exhibits thereto, (iii) representations provided by STR concerning certain facts underlying and relating to the Merger and (vi) representations provided by PSI concerning certain facts underlying and relating to the Merger.


     Based upon and subject to the foregoing, it is our opinion that the summary of Federal income tax consequences set forth in the Proxy Statement and Prospectus under the heading "Material Federal Income Tax Consequences--The Merger" is accurate in all material respects as to matters of law and legal conclusions.

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Storage Trust Realty
January 21, 1999
Page 2


     This opinion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusions.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm under the heading "Material Federal Income Tax Consequences -- The Merger" in the Proxy Statement and Prospectus.

                                    Sincerely,

                                    /s/ Mayer, Brown & Platt

                                    MAYER, BROWN & PLATT

AVD/JBO